Exhibit 99.1

HFF, Inc. reports fourth quarter and full year 2016 financial and transaction production results

DALLAS, TX — February 23, 2017 — HFF, Inc. (NYSE: HF) (the Company or HFF) reported today its financial and production volume results for the fourth quarter of 2016. Based on transaction volume, HFF, through its subsidiaries, Holliday Fenoglio Fowler, L.P., HFF Securities L.P. and its U.K. subsidiaries, is one of the leading and largest full-service commercial real estate financial intermediaries, providing commercial real estate and capital markets services to both the consumers and providers of capital in the commercial real estate sector.

Fourth Quarter 2016 Highlights

•	Revenue was $155.7 million, 7.9% lower year-over-year.

•	Net income was $27.5 million, as compared to $34.1 million in the prior year period.

•	Net income per diluted share was $0.70, as compared to $0.88 during the prior year period.

•	Adjusted EBITDA was $47.8 million versus $56.8 million in the prior year period.

Full Year 2016 Highlights

•	Revenue was $517.4 million, a 3.1% increase over prior year.

•	Net income was $77.2 million, as compared to $84.0 million in the prior year period.

•	Net income per diluted share was $1.99, as compared to $2.18 during the prior year.

•	Adjusted EBITDA was $133.6 million compared to $141.3 million in the prior year period.

“Despite the continued headwinds in the capital markets and their impact on the industry’s and HFF’s transaction activity during the year, we remain confident in the fundamentals supporting the commercial real estate industry and the potential for future transaction volume growth over the next several years. Therefore, we continued to heavily invest in our business throughout 2016 in order to properly position the Company to take advantage of the above referenced potential future growth opportunities,” said Mark Gibson, chief executive officer of HFF.

HFF reports fourth quarter and full year 2016 financial results

“HFF’s total transaction volumes were higher for the fourth quarter and full year of 2016 comparing favorably to the industry, which experienced declines in both the investment sales and debt market transaction volumes as reported by RCA and the MBA, respectively. Throughout 2016, industry volumes were impacted by a number of factors including general uncertainty regarding domestic and global growth, the development of a ‘bid-ask’ gap as buyers and sellers engage in “price discovery” for real estate assets, as well as increased regulatory scrutiny among financial institutions. While some of these headwinds might persist in 2017, our long-term view of the U.S. commercial real estate activity remains positive, as demonstrated by our growth in headcount during the past year including investment in support personnel and technology improvements across the firm.”

“We remain grateful for our clients who continue to show their confidence in our abilities to create and execute winning strategies for them as evidenced by our performance relative to the industry results. The combination of our people, our culture and our highly focused business model allows HFF to continue to benefit from the meaningful synergies which exist among the Company’s six business lines,” added Mark Gibson.

Based on the Company’s performance in 2016 and considerable liquidity position, the board of directors declared a special cash dividend on January 24, 2017 of $1.57 per share, or $60.0 million. Since 2012, the Company has returned approximately $320.7 million, or $8.52 per share, to shareholders in the form of special cash dividends.

Results for the Fourth Quarter Ended December 31, 2016

The Company’s revenues were $155.7 million for the fourth quarter of 2016, which represents a decrease of $13.3 million, or 7.9% compared to revenue of $169.0 million for the fourth quarter of 2015. The Company generated operating income of $37.2 million during the fourth quarter of 2016, a decrease of $9.8 million, or 20.8% when compared to operating income of $47.0 million for the fourth quarter of 2015. This decrease in operating income is primarily due to the 7.9% decrease in revenues and increases in the Company’s compensation-related costs and other operating expenses associated with the net growth in headcount of 81 associates during the last twelve months.

HFF reports fourth quarter and full year 2016 financial results

Interest and other income, net, grew 4.2% to $9.4 million in the fourth quarter of 2016, compared to $9.0 million in the fourth quarter of 2015. This increase is primarily a result of higher income from the valuation of the Company’s mortgage servicing rights and was partially offset by lower securitization and other agency-related income.

The Company reported net income for the quarter ended December 31, 2016 of $27.5 million, a decrease of approximately $6.7 million, or 19.5%, when compared to net income of $34.1 million for the quarter ended December 31, 2015. For the quarter ended December 31, 2016 net income per diluted share was $0.70 compared to $0.88 for the fourth quarter of 2015.

Adjusted EBITDA (a non-GAAP measure whose reconciliation to net income can be found within this release) for the fourth quarter of 2016 was $47.8 million, which represents a decrease of $9.1 million, or 16.0%, when compared to $56.8 million in the fourth quarter of 2015. This decrease in Adjusted EBITDA is primarily attributable to the decreases in operating income, and securitization and other agency-related income. The Adjusted EBITDA margin for the fourth quarter of 2016 was 30.7%, a 290 basis point decrease compared to the Adjusted EBITDA margin of 33.6% in the fourth quarter of 2015.

Results for the Full Year of 2016

The Company’s revenue increased 3.1% to $517.4 million for the year ended December 31, 2016, compared to revenues of $502.0 million for 2015. The Company generated operating income of $95.8 million during 2016, a decrease of $12.0 million, or 11.1% when compared to operating income of $107.8 million for 2015. This decrease in operating income is primarily due to (i) increases in the Company’s compensation-related costs and expenses associated with the net growth in headcount of 81 associates during the year (ii) an increase in non-cash stock compensation and (iii) increases in other operating expenses due to the growth in transactional activity and the increase in headcount. These costs increases were partially offset by the revenue growth.

Interest and other income, net, totaled $33.5 million for the year ended December 31, 2016, an increase of $1.5 million, or 4.6%, when compared to $32.0 million for the year ended December 31, 2015. This increase is primarily a result of additional income from valuation of the Company’s mortgage servicing rights partially offset by lower securitization and other agency-related income.

HFF reports fourth quarter and full year 2016 financial results

The Company’s net income for the year ended December 31, 2016 was $77.2 million, a decrease of approximately $6.8 million, or 8.1%, when compared to net income of $84.0 million for the year ended December 31, 2015. For the year ended December 31, 2016, net income per diluted share was $1.99 compared to $2.18 in 2015.

Adjusted EBITDA for the year ended December 31, 2016 was $133.6 million, a 5.5% decrease when compared to $141.3 million in the comparable period in 2015. This decrease in Adjusted EBITDA is attributable to the decreases in operating income as well as decreases in securitization and other agency-related income. The Adjusted EBITDA margin for the year ended December 31, 2016 was 25.8%, a 230 basis point decrease, compared to the Adjusted EBITDA margin of 28.1% in the comparable period in 2015.

HFF, Inc.

Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended Dec. 31,		For the Year Ended Dec. 31,
	2016	2015	2016	2015
Revenue	$155,696	$169,042	$517,426	$501,990

Operating expenses:
Cost of services	84,954	91,404	291,290	280,674
Operating, administrative and other	30,347	28,078	118,529	104,349
Depreciation and amortization	3,209	2,590	11,834	9,194

Total expenses	118,510	122,072	421,653	394,217

Operating income	37,186	46,970	95,773	107,773

Interest and other income, net	9,416	9,037	33,525	32,043
Interest expense	(9)	(12)	(42)	(47)
(Increase) decrease in payable under the tax receivable agreement	—	—	(1,025)	2,143

Income before income taxes	46,593	55,995	128,231	141,912

Income tax expense	19,140	21,871	51,036	57,949

Net income	$27,453	$34,124	$77,195	$83,963

Earnings per share — basic	$0.72	$0.90	$2.02	$2.21
Earnings per share — diluted	$0.70	$0.88	$1.99	$2.18
Weighted average shares outstanding — basic	38,277,889	38,011,731	38,245,682	37,975,997
Weighted average shares outstanding — diluted	39,077,905	38,611,660	38,843,156	38,449,212

Adjusted EBITDA	$47,752	$56,828	$133,550	$141,263

HFF reports fourth quarter and full year 2016 financial results

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.

Fourth Quarter Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Three Months Ended December 31,
By Platform	2016		2015		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$13,021,286	354	$11,342,958	376	$1,678,328	14.8%	(22)	-5.9%
Investment Sales	11,767,635	211	12,790,320	224	(1,022,685)	-8.0%	(13)	-5.8%
Equity Placement	1,436,107	36	1,280,032	45	156,075	12.2%	(9)	-20.0%
Loan Sales	82,462	9	63,766	8	18,696	29.3%	1	12.5%

Total Transaction Volume	$26,307,490	610	$25,477,076	653	$830,414	3.3%	(43)	-6.6%

Average Transaction Size	$43,127		$39,015		$4,112	10.5%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity Discretionary Funds	$2,848,900		$2,869,300		$(20,400)	-0.7%
Loan Servicing Portfolio Balance	$57,956,110	2,807	$48,661,658	2,646	$9,294,452	19.1%	161	6.1%

Production volumes for the fourth quarter of 2016 totaled approximately $26.3 billion on 610 transactions representing a 3.3% increase in production volume and a 6.6% decrease in the number of transactions when compared to the production volumes of approximately $25.5 billion on 653 transactions for the fourth quarter of 2015. The average transaction size for the fourth quarter of 2016 was $43.1 million, which is approximately 10.5% higher than the comparable figure of approximately $39.0 million for the fourth quarter of 2015.

•	Debt Placement production volume was approximately $13.0 billion in the fourth quarter of 2016, representing an increase of 14.8% from the fourth quarter of 2015 volume of approximately $11.3 billion.

•	Investment Sales production volume was approximately $11.8 billion in the fourth quarter of 2016, a decrease of 8.0% from the fourth quarter of 2015 volume of approximately $12.8 billion.

•	Equity Placement production volume was approximately $1.4 billion in the fourth quarter of 2016, an increase of 12.2% over the fourth quarter of 2015 volume of approximately $1.3 billion.

HFF reports fourth quarter and full year 2016 financial results

•	Loan Sales production volume was approximately $82.5 million for the fourth quarter of 2016, an increase of 29.3% from the $63.8 million of volume in fourth quarter 2015.

•	At the end of the fourth quarter of 2016, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $2.8 billion compared to approximately $2.9 billion at the end of the fourth quarter of 2015, representing a 0.7% decrease.

•	The principal balance of the Company’s Loan Servicing portfolio reached $58.0 billion at the end of the fourth quarter of 2016, representing an increase of approximately $9.3 billion, or 19.1%, from $48.7 billion at the end of the fourth quarter of 2015.

Full Year Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Twelve Months Ended December 31,
By Platform	2016		2015		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$40,657,627	1,268	$38,100,249	1,308	$2,557,378	6.7%	(40)	-3.1%
Investment Sales	36,660,669	770	34,074,334	733	2,586,335	7.6%	37	5.0%
Equity Placement	4,010,375	135	3,332,245	132	678,130	20.4%	3	2.3%
Loan Sales	688,912	28	522,183	31	166,729	31.9%	(3)	-9.7%

Total Transaction Volume	$82,017,583	2,201	$76,029,011	2,204	$5,988,572	7.9%	(3)	-0.1%

Average Transaction Size	$37,264		$34,496		$2,768	8.0%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity Discretionary Funds	$2,848,900		$2,869,300		$(20,400)	-0.7%
Loan Servicing Portfolio Balance	$57,956,110	2,807	$48,661,658	2,646	$9,294,452	19.1%	161	6.1%

Production volumes for the year ended December 31, 2016 totaled approximately $82.0 billion on 2,201 transactions, representing a 7.9% increase in production volume and a 0.1% decrease in the number of transactions when compared to the production volumes of approximately $76.0 billion on 2,204 transactions for the comparable period in 2015. The average transaction size for the year ended December 31, 2016 was $37.3 million, representing an 8.0% increase from the comparable figure of $34.5 million in the year ended December 31, 2015.

HFF reports fourth quarter and full year 2016 financial results

Employment Comments

Consistent with its strategic growth initiatives, the Company continued to expand its total employment and production ranks to the highest levels since the Company went public in January 2007. The Company’s total employment reached 891 associates as of December 31, 2016, which represents a net increase of 81, or 10.0%, over the comparable total of 810 associates as of December 31, 2015. HFF’s total number of transaction professionals was 319 as of December 31, 2016, which represents a net increase of 29, or 10.0% over the comparable total of 290 transaction professionals as of December 31, 2015. Over the past twelve months, the Company continued to add transaction professionals to existing lines of business and product specialties through the promotion and recruitment of associates in 14 of the Company’s 23 offices.

Non-GAAP Financial Measures

This earnings press release contains a non-GAAP measure, Adjusted EBITDA, which as calculated by the Company is not necessarily comparable to similarly-titled measures reported by other companies. Additionally, Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA with net income, see the section of this press release titled “Adjusted EBITDA Reconciliation.”

Earnings Conference Call

The Company’s management will hold a conference call to discuss fourth quarter 2016 financial results on February 23, 2017 at 6:00 p.m. Eastern Time. To listen, participants should dial 844-420-8188- (U.S. callers) or 478-219-0768 (international callers) approximately 10 minutes prior to the start of the call and enter participant code 51105257. A replay will become available after 9:00 p.m. Eastern Time on February 23, 2017 and will continue through March 2, 2017, by dialing 855-859-2056 (U.S. callers) and 404-537-3406 (international callers) and entering participant code 51105257.

The live broadcast of the Company’s quarterly conference call will be available online on the HFF website at www.hfflp.com on February 23, 2017 beginning at 6:00 p.m. Eastern Time. A recording of the broadcast will be available for replay on the Company’s website for one year. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

HFF reports fourth quarter and full year 2016 financial results

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P., HFF Real Estate Limited, HFF Securities L.P. and HFF Securities Limited, HFF operates out of 24 offices and is one of the leading and largest full-service commercial real estate financial intermediaries, providing commercial real estate and capital markets services to both the consumers and providers of capital in the commercial real estate sector. HFF offers clients a fully-integrated national capital markets platform including debt placement, investment sales, equity placement, investment banking and advisory services, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the recent conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports fourth quarter and full year 2016 financial results

HFF, Inc.

Consolidated Balance Sheets

(dollars in thousands)

(Unaudited)

	December 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$235,582	$233,904
Accounts receivable, receivable from affiliate and prepaids	16,213	13,305
Mortgage notes receivable	290,933	318,951
Property, plant and equipment, net	15,837	13,592
Deferred tax asset, net	112,557	129,877
Intangible assets, net	40,426	30,734
Other noncurrent assets	5,111	2,167

Total assets	$716,659	$742,530

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$290,980	$318,618
Accrued compensation, accounts payable and other current liabilities	65,553	77,376
Long-term debt (includes current portion)	707	1,014
Deferred rent credit and other liabilities	11,485	9,827
Payable under the tax receivable agreement	111,392	121,191

Total liabilities	480,117	528,026
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 38,091,123 and 37,854,312 shares outstanding, respectively	385	383
Additional paid in capital	132,513	117,216
Treasury stock	(11,477)	(11,378)
Retained earnings	115,121	108,283

Total equity	236,542	214,504

Total liabilities and stockholders’ equity	$716,659	$742,530

HFF reports fourth quarter and full year 2016 financial results

Adjusted EBITDA Reconciliation

The Company defines Adjusted EBITDA as net income before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) stock-based compensation expense, which is a non-cash charge, (v) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration and the inherent value of servicing rights, which are non-cash income amounts and (vi) the increase (decrease) in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

HFF reports fourth quarter and full year 2016 financial results

Set forth below is an unaudited reconciliation of consolidated net income to Adjusted EBITDA for the Company for the three and twelve months ended December 31, 2016 and 2015:

Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended December 31,		For the Full Year Ended December 31,
	2016	2015	2016	2015

Net income	$27,453	$34,124	$77,195	$83,963
Add:
Interest expense	9	12	42	47
Income tax expense	19,140	21,871	51,036	57,949
Depreciation and amortization	3,209	2,590	11,834	9,194
Stock-based compensation (a)	3,369	2,185	12,310	8,579
Valuation of mortgage servicing rights	(5,428)	(3,954)	(19,892)	(16,326)
Increase (decrease) in payable under the tax receivable agreement	—	—	1,025	(2,143)

Adjusted EBITDA	$47,752	$56,828	$133,550	$141,263

(a) Amounts do not reflect expense associated with the stock component of estimated incentive payouts under the Company’s firm profit participation plan, office profit participation plans and executive bonus plan that are anticipated to be paid in respect of the applicable year. Such expense is recorded as incentive compensation expense within personnel expenses in the Company’s consolidated statements of income during the year to which the expense relates. Following the award, if any, of the related incentive payout, the stock component expense is reclassified as stock compensation costs within personnel expenses. See Note 2 to the Company’s consolidated financial statements included in the annual report on Form 10-K for the year ended December 31, 2016 to be filed with the Securities and Exchange Commission for further information regarding the Company’s accounting policies relating to its firm profit participation plan, office profit participation plans and executive bonus plan. See Note 3 to the Company’s consolidated financial statements included in the annual report on Form 10-K for the year ended December 31, 2016 to be filed with the Securities and Exchange Commission for further information regarding the Company’s accounting policies relating to its stock compensation.

Contacts:

GREGORY R. CONLEY

Chief Financial Officer

(412) 281-8714

gconley@hfflp.com

HFF reports fourth quarter and full year 2016 financial results

MYRA F. MOREN

Managing Director, Investor Relations

(713) 852-3500

mmoren@hfflp.com

###